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Exhibit 21

Subsidiaries of the registrant are as follows:

State or Other Jurisdiction of Incorporation or Organization

Boise Cascade, L.L.C.	Delaware
Boise Cascade Finance Corporation	Delaware
Birch Creek Investments, L.L.C.	Delaware
Boise Building Solutions Manufacturing, L.L.C.	Delaware
Boise Building Solutions Manufacturing Holdings Corp.	Delaware
Boise Cascade Corporation Chile, S.A.	Chile
Compania Industrial Puerto Montt, S.A.	Chile
BC Chile Investment Corporation	Delaware
BC Brazil Investment Corporation	Delaware
Boise Cascade do Brasil LTDA.	Brazil
Boise AllJoist LTD	Canada
Boise Building Products Limited	United Kingdom
Boise Engineered Wood Products Limited	United Kingdom
Boise Building Solutions Distribution, L.L.C.	Delaware
Boise Packaging & Newsprint, L.L.C.	Delaware
Boise White Paper, L.L.C.	Delaware
Boise White Paper Sales Corp.	Delaware
Boise White Paper Holdings Corp.	Delaware
International Falls Power Company	Delaware
Minnesota, Dakota & Western Railway Company	Minnesota
Bemis Corporation	Delaware
BC China Corporation	Delaware
Boise Hong Kong Limited	Hong Kong
Boise Cascade Transportation Holdings Corp.	Delaware
B.C.T. Inc.	Delaware

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  Exhibit 21